Exhibit 4.1(g)

EXECUTION VERSION

SENIOR SECURED LOAN AGREEMENT

Dated as of June 8, 2009

among

NIELSEN FINANCE LLC

as Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

GOLDMAN SACHS LENDING PARTNERS LLC

as Sole Lead Arranger

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01A	Commitments
5.08	Ownership of Property
5.09(b)	Environmental Matters
5.09(d)	Environmental Actions
5.10	Taxes
5.11(a)	ERISA Compliance
6.13(a)	Certain Collateral Documents
9.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Assignment and Assumption
D	Perfection Certificate
E	Amended and Restated Security Agreement
F	Intercreditor Agreement

SENIOR SECURED LOAN AGREEMENT

This SENIOR SECURED LOAN AGREEMENT (this “Agreement”) is entered into as of June 8, 2009, among Nielsen Finance LLC, a Delaware limited liability company (together with its successors and assigns, “Nielsen” or the “Borrower”), the Guarantors party hereto from time to time, Goldman Sachs Lending Partners LLC, as Administrative Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Term Loans in an initial aggregate principal amount of $500,000,000. The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“11 1/2% Senior Notes” means the Issuer’s 11 1/2% Senior Notes due 2016 issued May 1, 2009.

“11 1/2% Senior Notes Indenture” means the indenture dated as of May 1, 2009 governing the 11 1/2% Senior Notes.

“11 5/8% Senior Notes” means the Issuers’ 11 5/8% Senior Notes due 2014 issued January 27, 2009.

“11 5/8% Senior Notes Indenture” means the indenture dated as of January 27, 2009 governing the 11 5/8% Senior Notes.

“Acceptable Commitment” has the meaning set forth in Section 2.05(b)(i)(A)(2).

“ACN” means ACN Holdings, Inc., a Delaware corporation.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Senior Secured Obligations” means the Loan Obligations and any other Senior Secured Obligations that are Incurred after the Closing Date (other than Indebtedness incurred under the Senior Credit Facilities pursuant to clause (b)(1) of Section 6.05) and secured by the Common Collateral ratably with the Loan Obligations on a first priority basis pursuant to the Security Documents.

“Additional Senior Secured Party” means the holders of any Additional Senior Secured Obligations, including the Lenders, and any Authorized Representative with respect thereto, including the Administrative Agent.

“Administrative Agent” means Goldman Sachs Lending Partners LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent-Related Persons” means the Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Senior Secured Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 9.17.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.16.

“Applicable Premium” means, with respect to any Loans on any Prepayment Date, the greater of:

(a) 1.0% of the principal amount of such Loans on such Prepayment Date; and

(b) the excess, if any, of (i) the present value at such Prepayment Date of (A) the prepayment percentage of the principal amount of such Loans at June 8, 2013 (such prepayment price being set forth in the table in Section 2.05(a)(i)) and all required interest payments due on such Loans through June 8, 2013 (excluding accrued but unpaid interest to the Prepayment Date), computed using a discount rate equal to the Treasury Rate as of such Prepayment Date plus 50 basis points; over (ii) the principal amount of such Loans.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or the Collateral Agent or to Lenders by means of electronic communications pursuant to Section 9.02(d).

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means Goldman Sachs Lending Partners LLC in its capacity as sole lead arranger.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of a Covenant Party or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Covenant Party or any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries in a manner permitted pursuant to the provisions of Section 6.11 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.03;

(d) any disposition of assets or issuance or sale of Equity Interests of any Covenant Party or Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $50 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary or a Covenant Party to another Covenant Party or by a Covenant Party or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any issuance or sale of Equity Interests of VNU HF;

(j) foreclosures on assets;

(k) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(l) any sale, conveyance, transfer or other disposition of the Transactions Intercompany Obligations; and

(m) any financing transaction with respect to property built or acquired by a Covenant Party or any Restricted Subsidiary after August 9, 2006 including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement.

“Asset Sale Offer” has the meaning set forth in Section 2.05(b)(i)(B)(2).

“Asset Sale Offer Payment Date” has the meaning set forth in Section 2.05(b)(i)(E).

“Asset Sale Prepayment Amount” means:

(1) at any time after the Closing Date and prior to the repayment, redemption, repurchase, defeasance or other acquisition or retirement of at least $150 million of Indebtedness under Credit Facilities and $100 million aggregate principal amount of Loans with the Net Proceeds of Asset Sales, $0;

(2) at any time after the repayment, redemption, repurchase, defeasance or other acquisition or retirement of at least $150 million (but less than $650 million) of Indebtedness under Credit Facilities and $100 million (but less than $200 million) aggregate principal amount of Loans with the Net Proceeds of Asset Sales, $50 million less the aggregate amount of Net Proceeds, if any, previously applied to the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness under Section 6.03(b)(14) or Indebtedness that does not constitute Senior Secured Obligations under Section 2.05(b)(i)(A)(e), in each case pursuant to this clause (2);

(3) at any time after the repayment, redemption, repurchase, defeasance or other acquisition or retirement of at least $650 million of Indebtedness under Credit Facilities and $200 million aggregate principal amount of Loans with the Net Proceeds of Asset Sales, $100 million less, without duplication, the aggregate amount of Net Proceeds, if any, previously applied to the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness under Section 6.03(b)(14) or Indebtedness that does not constitute Senior Secured Obligations under Section 2.05(b)(i)(A)(e), in each case pursuant to clause (2) above and/or this clause (3).

“Assignees” has the meaning set forth in Section 9.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows for the Company and its Subsidiaries for the fiscal year ended December 31, 2008.

“Authorized Representative” means (i) in the case of any Senior Credit Facilities Obligations or the Senior Credit Facilities Secured Parties, the administrative agent under the Senior Credit Facilities, (ii) in the case of the Loan Obligations or the Lenders, the Administrative Agent and (iii) in the case of any Series of Additional Senior Secured Obligations or Additional Senior Secured Parties that become subject to the Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries that are Covenants Parties or Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any participating member state of the EMU; or

      (b) in the case of any Covenant Party or Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, any member of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500 million in the case of U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(b) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of a majority or more of the total voting power of the Voting Stock of the Borrower.

“Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986 and rules and regulations related thereto.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the First Lien Collateral Agent, or any successor collateral agent.

“Collateral Asset Sale Offer” has the meaning set forth in Section 2.05(b)(i)(B)(1).

“Collateral Asset Sale Offer Payment Date” has the meaning set forth in Section 2.05(b)(i)(D).

“Collateral Excess Proceeds” has the meaning set forth in Section 2.05(b)(i)(B)(1).

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Commitments is $500,000,000.

“Committed Loan Notice” means a notice of a Borrowing substantially in the form of Exhibit A.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Secured Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of Senior Secured Obligations are outstanding at any time and the holders of less than all Series of Senior Secured Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of Senior Secured Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Company” means The Nielsen Company B.V. (formerly known as VNU Group B.V.), a private company incorporated under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands, together with its successors and assigns.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Covenant Parties and the Restricted Subsidiaries, plus (2) the aggregate liquidation value of all Disqualified Stock of the Borrower and the Restricted Guarantors and all Preferred Stock of the Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any “additional interest” pursuant to any registration rights agreement with respect to notes issued by the Borrower, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) Restricted Payments made by such Person of the type permitted to be made by clause (15)(f) of Section 6.03(b); less

(4) interest income of such Person and such Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Covenant Parties and the Restricted Subsidiaries on such date less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Covenant Parties and the Restricted Subsidiaries and held by the Covenant Parties and the Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of the Covenant Parties and the Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that a Covenant Party or any Restricted Subsidiary (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than, for purposes of calculating EBITDA only, Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that a Covenant Party or any of the Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into a Covenant Party or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued

operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in footnote 8 to the “Summary Historical and Pro Forma Financial Information” under “Offering Memorandum Summary” in the Original Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period. Notwithstanding anything to the contrary, the aggregate amount of projected operating expense reductions, operating improvements and synergies included in any such pro forma calculation shall not exceed $125 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the immediately preceding paragraph).

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), duplicative running costs associated with the European Data Factory, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, including changes from international financial reporting standards to United States financial reporting standards,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is a Covenant Party or a Restricted Subsidiary in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 6.03(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Covenant Parties will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to a Covenant Party or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to August 9, 2006 and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12) accruals and reserves that are established within twelve months after August 9, 2006 that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.03 only (other than clause (3)(d) of Section 6.03(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Covenant Parties and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Covenant Parties and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by any of the Covenant Parties or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.03 pursuant to clause (3)(d) of Section 6.03(a).

“Consolidated Senior Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Covenant Parties and the Restricted Subsidiaries consisting of Senior Secured Obligations and other Indebtedness referred to in clauses (11), (12) or (18) of Section 6.05, which, in each case, is secured by a Lien which is pari passu with or senior to the Liens securing the Loan Obligations, less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Covenant Parties and the Restricted Subsidiaries and held by the Covenant Parties and the Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of the Covenant Parties and the Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that a Covenant Party or any Restricted Subsidiary (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than, for purposes of calculating EBITDA only, Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Senior Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Senior Secured Debt Ratio Calculation Date”), then the Consolidated Senior Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that a Covenant Party or any of the Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Senior Secured Debt Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into a Covenant Party or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Senior Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Senior Secured Debt Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); and (2) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in footnote 8 to the “Summary Historical and Pro Forma Financial Information” under “Offering Memorandum Summary” in the Original Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period. Notwithstanding anything to the contrary, the aggregate amount of projected operating expense reductions, operating improvements and synergies included in any such pro forma calculation shall not exceed $125 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the immediately preceding paragraph).

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Parties” means each of VNU HF, VNU International, B.V., and the Borrower.

“Covenant Suspension Event” has the meaning set forth in Section 6.14(a).

“Credit Agreement” means the Credit Agreement, dated as of August 9, 2006, among the Borrower, Citibank, N.A., as administrative agent, the lenders party thereto from time to time, and the other parties named therein, as amended, restated, supplemented, waived or otherwise modified from time to time, including to the date hereof.

“Credit Facilities” means, with respect to a Covenant Party or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.05) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means 10.50% (ten and one-half percent) per annum, to the fullest extent permitted by applicable Laws

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by a Covenant Party or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of a Covenant Party, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Covenant Party or a Restricted Subsidiary or an employee stock ownership plan or trust established by a Covenant Party or any their respective Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 6.03(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Covenant Parties or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of a Covenant Party that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person and such Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges (other than clause (3) of the definition of Consolidated Interest Expense, except to the extent that such amount has been deducted in the calculation of Consolidated Net Income) of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the borrowing of the Loans and the Senior Subordinated Discount Notes and the Credit Facilities, (ii) any amendment or other modification of the Loans, and, in each case, deducted (and not added back) in computing Consolidated Net Income, (iii) any “additional interest” pursuant to any registration rights agreement with respect to notes issued by the Borrower and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(e) the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after August 9, 2006 costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs and excess pension charges; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under Section 6.07; plus

(i) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(j) any costs or expense incurred by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of the Borrower or Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 6.03(a);

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) solely for the purpose of calculating EBITDA on a cumulative basis for purposes of clause (3)(a) of Section 6.03(a) the amount of cost savings set forth in the adjustments used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in footnote 8 to the “Summary Historical and Pro Forma Financial Information” under “Offering Memorandum Summary” in the Original Offering Memorandum; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Eligible Assignee” has the meaning set forth in Section 9.07(a).

“EMTN Notes” means Indebtedness in respect of notes outstanding on the Closing Date pursuant to the Parent’s Euro Medium Term Note Programme.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health or to the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of VNU HF or of a direct or indirect parent of VNU HF (excluding Disqualified Stock), other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8;

(2) issuances to a Covenant Party or any Subsidiary of a Covenant Party; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of

ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to a Covenant Party from,

(1) contributions to its common equity capital, and

(2) the sale (other than to a Covenant Party or a Subsidiary of a Covenant Party or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of a Covenant Party or a Subsidiary of a Covenant Party) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of VNU HF or any direct or indirect parent of VNU HF, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 6.03(a).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary of a Guarantor that does not have assets or annual revenues in excess of $50,000,000 (or $100,000,000 in the case of AC Nielsen, S.A. de C.V., Nielsen Book Services Limited and VNU Business Publications Ltd.), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date from guaranteeing the Obligations, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 6.05(b)(18) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (e) any other Subsidiary with respect to which, in the reasonable judgment of the Applicable Authorized Representative, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any Receivables Subsidiary, and (g) any Foreign Subsidiary of ACN or VNU, Inc. or of any other Domestic Subsidiary.

“Executive Order” has the meaning set forth in Section 5.16.

“Existing Senior Notes” means the Original Notes, the Issuers’ additional $220 million of 10% Senior Notes due 2014 issued on April 16, 2008, the 11 5/8% Senior Notes and the 11 1/2% Senior Notes.

“Existing Senior Notes Indenture” means the indenture dated as of August 9, 2006, as supplemented, governing the Original Notes and the Issuers’ additional $220 million of 10% Senior Notes due 2014 issued on April 16, 2008, the 11 5/8% Senior Notes Indenture and the 11 1/2% Senior Notes Indenture.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

“First Lien Collateral Agent” means Citibank, N.A., in its collective capacities as (i) Collateral Agent hereunder, (ii) administrative agent and collateral agent for the lenders and other secured parties under the Senior Credit Facilities and the other Senior Secured Documents and (iii) as collateral agent for the Additional Senior Secured Parties, together with its successors and permitted assigns under the Senior Credit Facilities, this Agreement and the Senior Secured Documents exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not Citibank, N.A., such First Lien Collateral Agent shall have become a party to the Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing Additional Senior Secured Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the Additional Senior Secured Obligations.

“First Priority After-Acquired Property” means any property or asset of the Borrower or any Guarantor that secures any Senior Credit Facility Obligations or any other Senior Secured Obligations that is not already subject to the Lien under the Security Documents securing the Loan Obligations.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period; plus

(2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of a Covenant Party or a Restricted Subsidiary during such period; plus

(3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of a Covenant Party or a Restricted Subsidiary during such period.

“Foreign Parent” means The Nielsen Company B.V. (f/k/a VNU Group B.V.), VNU Intermediate Holding B.V. and any other direct or indirect parent organization of a Covenant Party that is a subsidiary of The Nielsen Company B.V.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Guarantor and that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States which are in effect on August 9, 2006.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Granting Lender” has the meaning specified in Section 9.07(h).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Borrower’s Obligations under this Agreement.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantor” means, each Person that Guarantees the Loans in accordance with the terms of this Agreement and the Security Documents.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes that are regulated pursuant to, or the Release or exposure to which could give rise to liability under, applicable Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holdings Debt” means Indebtedness of Parent outstanding on August 9, 2006 (after giving pro forma effect to the Transactions) as reflected in Parent’s balance sheet and refinancings thereof that do not increase the aggregate principal amount thereof, except to the extent of additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Facilities, (c) any intercompany indebtedness (including intercompany indebtedness to a Foreign Parent) having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business consistent with past practice and (d) the Parent Intercompany Debt.

“Indemnified Liabilities” has the meaning set forth in Section 9.05.

“Indemnitees” has the meaning set forth in Section 9.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 9.08.

“Initial Lenders” has the meaning set forth in Section 9.04.

“Initial Required Lenders” means Initial Lenders that, on any date of determination, constitute Required Lenders hereunder. If no such Initial Lenders constitute Required Lenders, any approval of the Initial Required Lenders required hereunder shall not otherwise be required.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the First Lien Collateral Agent, the administrative agent under the Credit Agreement and each other agent or trustee with respect to the Senior Secured Obligations from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Investment Grade Rating” means (i) a corporate family rating equal to or higher than Baa3 (or the equivalent) by Moody’s and (ii) a corporate credit rating equal to or higher than BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and the Subsidiaries of any Covenant Party;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(1) “Investments” shall include the portion (proportionate to the applicable Covenant Party’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of a Covenant Party at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Covenant Party’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Covenant Party’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Investors” means AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co., Thomas H. Lee Partners and each of their respective Affiliates but not including, however, any operating portfolio companies of any of the foregoing.

“Issuers” means Nielsen and Nielsen Finance Co., a Delaware corporation.

“IP Rights” has the meaning set forth in Section 5.17.

“Judgment Currency” has the meaning specified in Section 9.17.

“Junior Lien Obligations” means Obligations with respect to other Indebtedness permitted to be incurred under the Senior Credit Facilities and this Agreement, which is by its terms intended to be secured on a basis junior to the Liens securing the Senior Secured Obligations; provided such Lien is permitted to be incurred under the Senior Credit Facilities and this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender,” together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any Loans available to any Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 9.01 of this Agreement, the financial institution making such election shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding).

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to any Borrower pursuant to Section 2.01.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes and (iii) the Security Documents; provided, that, the Intercreditor Agreement shall not be a Loan Document.

“Loan Obligations” means Obligations in respect of the Loans, this Agreement or the Security Documents owing at any time to any of the Secured Parties.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole.

“Maturity Date” means the date that is eight (8) years after the Closing Date.

“Maximum Rate” has the meaning specified in Section 9.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Mortgage” has the meaning specified in Section 6.12(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means the aggregate cash proceeds received by any of the Covenant Parties or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of Section 2.05(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by a Covenant Party or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by a Covenant Party or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Nielsen” has the meaning set forth in the introductory paragraph to this Agreement.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” has the meaning specified in Section 5.16.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets the requirements set forth in this Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent and the Initial Required Lenders.

“Original Notes” means the Issuers’ $650 million in aggregate principal amount of 10% Senior Notes due 2014 and €150 million aggregate principal amount of 9% Senior Notes due 2014 issued on August 9, 2006.

“Original Offering Memorandum” means the final Offering Memorandum of the Issuers, dated August 1, 2006, covering the Original Notes.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Parent” means Nielsen Company B.V. (f/k/a VNU B.V.).

“Parent Intercompany Debt” means the intercompany loan of Parent to VNU HF, as in effect on August 9, 2006 after giving effect to the Transactions.

“Pari Passu Indebtedness” has the meaning specified in Section 2.05(b)(i)(B)(2).

“Participant” has the meaning specified in Section 9.07(e).

“PATRIOT Act” has the meaning specified in Section 4.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between a Covenant Party or any of the Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 2.05(b)(i).

“Permitted Holders” means each of the Investors and members of management of a Covenant Party, a Restricted Subsidiary or any direct or indirect parent entity of the foregoing who are holders of Equity Interests of Parent or its direct or indirect parent organizations on August 9, 2006 and any group (within the meaning of Section 13(d)(3) or section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in a Covenant Party or any of the Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by a Covenant Party or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Covenant Party or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 2.05(b)(i) or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on August 9, 2006 or made pursuant to binding commitments in effect on August 9, 2006 or an Investment consisting of any extension, modification or renewal of any Investment existing on August 9, 2006; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on August 9, 2006 or (y) as otherwise permitted under this Agreement;

(6) any Investment acquired by a Covenant Party or any of the Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by such Covenant Party or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by a Covenant Party or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (9) of Section 6.05(b);

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) or prior to the Closing Date pursuant to the similar provision of the Existing Senior Notes Indenture (without duplication) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of a Covenant Party or any of their respective direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 6.03(a);

(10) guarantees of Indebtedness permitted under Section 6.05;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.07(b) (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) or prior to the Closing Date pursuant to the similar provision of the Existing Senior Notes Indenture (without duplication) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $15 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof; and

(17) Investments in joint ventures in an aggregate amount not to exceed $25 million outstanding at any one time, in the aggregate.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (11)(b), (17) or (18) of Section 6.05(b); provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Foreign Subsidiaries and Liens securing Indebtedness permitted to be incurred pursuant to clause (18) are solely on acquired property or assets of the acquired entity, as the case may be;

(7) Liens existing on August 9, 2006;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by a Covenant Party or any of the Restricted Subsidiaries;

(9) Liens on property at the time a Covenant Party or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into a Covenant Party or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by a Covenant Party or any of the Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Covenant Party or a Restricted Subsidiary owing to a Covenant Party or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.05;

(11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Covenant Parties or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Covenant Parties and the Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Borrower or any Restricted Guarantor;

(16) Liens on equipment of a Covenant Party or any of the Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 7.01 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Covenant Parties or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Covenant Parties and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Covenant Parties or any of the Restricted Subsidiaries in the ordinary course of business;

(27) Liens in connection with the Ratable Security of EMTNs, provided no Default has occurred and is continuing or results therefrom; and

(28) any rights of pledge and/or set off pursuant to the general banking terms (algemene bankvoorwaarden) of the relevant account bank.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 9.02(d).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prohibition” has the meaning set forth in Section 10.11.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of the outstanding Loans.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Ratable Security of EMTNs” means the granting of security by the Covenant Parties and the Restricted Guarantors to secure the EMTN Notes on a ratable basis with any secured Indebtedness (as defined under the EMTN Notes) permitted hereunder to the extent required by the terms of the EMTN Notes.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating on the Borrower publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Covenant Parties or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Covenant Parties or any of the Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Register” has the meaning set forth in Section 9.07(d).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Covenant Parties or a Restricted Subsidiary in exchange for assets transferred by the Covenant Parties or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Loans and (b) prior to the Closing Date, the aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Covenant Parties, except for such restrictions that are contained in agreements governing Indebtedness and permitted under this Agreement and that is secured by such cash or Cash Equivalents; provided that such Indebtedness is included in clause (a) of the definition of, as applicable, Consolidated Senior Secured Debt Ratio or Consolidated Leverage Ratio.

“Restricted Guarantor” means a Guarantor that is a Covenant Party or a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of each Covenant Party (including any Foreign Subsidiary) that is not the Borrower or that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Reversion Date” has the meaning set forth in Section 6.14(b).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by a Covenant Party or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by such Covenant Party or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means immediately available funds.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Commitment” has the meaning set forth in Section 2.05(b)(i)(A)(2).

“Secured Indebtedness” means any Indebtedness of a Covenant Party or any of the Restricted Subsidiaries secured by a Lien.

“Secured Parties” means, collectively, the Administrative Agent, the Arranger, the Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the Closing Date among the Borrower, each Subsidiary Loan Party and the First Lien Collateral Agreement, as amended, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement and the other security agreements, pledge agreements, collateral assignments, mortgages, and the Intercreditor Agreement, each as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Agreement.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.05).

“Senior Credit Facilities Obligations” means “Obligations” as defined in the Senior Credit Facilities that are secured by the Common Collateral on a first priority basis pursuant to the Security Documents.

“Senior Credit Facilities Secured Parties” means the “Secured Parties” as defined in the Senior Credit Facilities constituting Senior Credit Facilities Obligations.

“Senior Indebtedness” means:

(1) all Indebtedness of the Borrower or any Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes or the Loans and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrower or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Borrower or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Agreement;

(3) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Loans or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Covenant Parties or any of their respective Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (c);

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior Secured Documents” means the credit, guarantee and security documents governing the Additional Senior Secured Obligations, including, without limitation, this Agreement and the First Lien Security Documents.

“Senior Secured Obligations” means, collectively, (a) all Senior Credit Facilities Obligations, (b) the Loan Obligations and (c) any Series of Additional Senior Secured Obligations.

“Senior Secured Parties” means (a) the Senior Credit Facilities Secured Parties, (b) the Secured Parties and (c) any Additional Senior Secured Parties.

“Senior Subordinated Discount Notes” means the Issuers’ 12 1/2% Senior Subordinated Discount Notes due 2016 issued on August 9, 2006.

“Series” means (a) with respect to the Senior Secured Parties, each of (i) the Senior Credit Facilities Secured Parties (in their capacities as such), (ii) the Lenders and the Administrative Agent (each in their capacity as such) and (iii) the Additional Senior Secured Parties that become subject to the Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Parties) and (b) with respect to any Senior Secured Obligations, each of (i) the Senior Credit Facilities Obligations, (ii) the Loan Obligations and (iii) the Additional Senior Secured Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Obligations).

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on August 9, 2006.

“Similar Business” means any business conducted or proposed to be conducted by the Covenant Parties and the Restricted Subsidiaries on August 9, 2006 or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(h).

“Sponsor Management Agreements” means the advisory agreements between each of ACN and VNU, Inc. and Valcon, in each case as in effect on August 9, 2006 and giving effect to amendments thereto that, taken as a whole, are not materially adverse to the interests of the Lenders.

“Sterling Notes” means the Parent’s £149 million 5.63% Senior Notes due 2010.

“Subordinated Indebtedness” means,

(1) any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Loans.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” has the meaning specified in Section 6.11.

“Supplemental Agent” has the meaning specified in Section 8.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Suspended Covenants” has the meaning set forth in Section 6.14(a).

“Suspension Period” has the meaning set forth in Section 6.14(b).

“Taxes” has the meaning specified in Section 3.01(a).

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on the mortgaged property and fixtures described therein in the amount equal to not less than the fair market value of such mortgaged property and fixtures, issued by a title company reasonably acceptable to the Collateral Agent which shall (A) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), and (D) contain no exceptions to title other than Liens permitted hereunder.

“Total Assets” means total assets of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Covenant Parties and the Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since August 9, 2006; provided that in no event shall the Transactions Intercompany Obligations constitute part of Total Assets.

“Transactions” means the transactions described under “Offering Memorandum Summary—The Transactions” in the Original Offering Memorandum.

“Transactions Intercompany Obligations” means any intercompany loan made by a Covenant Party or a Restricted Subsidiary to a Foreign Parent outstanding on August 9, 2006 or made for the purpose of consummating the Transactions.

“Transferred Guarantor” has the meaning specified in Section 10.09.

“Treasury Rate” means, as of any Prepayment Date, the yield to maturity as of such Prepayment Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Prepayment Date to May 1, 2013; provided, however, that if the period from the Prepayment Date to May 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of a Covenant Party which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below);

(2) any Subsidiary of an Unrestricted Subsidiary; and

(3) from August 9, 2006 through the date on which they were redesignated as Restricted Subsidiaries under the Existing Senior Notes Indenture each of NetRatings, Inc. and BuzzMetrics, Inc.

The Borrower may designate any Subsidiary of a Covenant Party (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, a Covenant Party or any Restricted Subsidiary of a Covenant Party (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by a Covenant Party; (2) such designation complies with Section 6.03; and (3) each of: (a) the Subsidiary to be so designated; and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Covenant Party or any Restricted Subsidiary.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described in Section 6.05(a); or

(2) the Consolidated Leverage Ratio for the Covenant Parties and the Restricted Subsidiaries would be less than such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA Patriot Act” has the meaning specified in Section 5.16.

“Valcon” means Valcon Acquisition B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands.

“VNU International” means VNU International B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands.

“VNU HF” means Nielsen Holding and Finance B.V. (f/k/a VNU Holding and Finance B.V.).

“VNU Senior Discount Notes” means the 11 1/8% Senior Discount Notes due 2016 issued by Parent on August 9, 2006.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by (2) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Covenant Parties and the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

Section 1.03 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.04 Rounding.

Any financial ratios required to be maintained by the Covenant Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II.

The Commitments and Borrowings

Section 2.01 The Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower on a pro rata basis on the Closing Date a Loan denominated in Dollars in an aggregate principal amount equal to such Lender’s Commitment; provided that the Closing Date shall not occur prior to the date that is 12 Business Days following the date hereof. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Commitments shall automatically terminate in accordance with Section 2.06.

Section 2.02 Borrowings of Loans.

(a) The Borrowing of the Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) one Business Day prior to the requested date of Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly on the same day by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by an officer of the Borrower.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly on the same day notify each Lender of the amount of its Pro Rata Share of the Loans. In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) on the Business Day specified in the applicable Committed Loan Notice and in accordance with a funds flow memorandum in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) The failure of any Lender to make the Loan to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.

Section 2.03 [Reserved.]

Section 2.04 [Reserved.]

Section 2.05 Prepayments.

(a) Optional. (i) At any time prior to June 8, 2013, the Borrowers may, upon notice to the Administrative Agent, voluntarily prepay Loans in whole or in part at a prepayment price equal to 100% of the principal amount of Loans plus the Applicable Premium as of the date of prepayment (the “Prepayment Date”), together with accrued interest to the date of such prepayment on the principal amount prepaid. On and after June 8, 2013, the Borrowers may, upon notice to the Administrative Agent at any time and from time to time, voluntarily prepay Loans in whole or in part at the prepayment percentages specified below, together with accrued interest to the date of such prepayment on the principal amount prepaid:

PERIOD	PREPAYMENT PERCENTAGE OF OUTSTANDING PRINCIPAL AMOUNT
During the twelve-month period beginning on June 8, 2013	104.25%
During the twelve-month period beginning on June 8, 2014	102.125%
June 8, 2015 and thereafter	100.000%

(ii) With respect to prepayments of Loans pursuant to Section 2.05(a), (1) the optional prepayment notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) three (3) Business Days prior to any date of prepayment and shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon.

(b) Mandatory. (i) (A) Within 15 months after the receipt of any Net Proceeds of any Asset Sale, such Covenant Party or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1) to permanently reduce

(a) Obligations under Senior Secured Obligations and to correspondingly reduce commitments with respect thereto (provided that (x) to the extent that the terms of the Credit Agreement (or any syndicated credit facility that has substantially refinanced the term facility and/or the revolving facility under the Credit Agreement constituting Senior Secured Obligations) require that such Senior Credit Facilities Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of the Loans, the Covenant Parties and the Restricted Subsidiaries shall be entitled to repay such Senior Credit Facilities Obligations prior to repaying the Loan Obligations and (y) subject to the foregoing clause (x), if the Covenant Parties or the Restricted Subsidiaries shall so reduce Senior Secured Obligations, the Borrower will equally and ratably reduce the Loan Obligations in any manner set forth in clause (c) below;

(b) Indebtedness constituting Senior Indebtedness other than Senior Secured Obligations so long as the Asset Sale proceeds are with respect to non-Collateral (provided that if the Covenant Parties or the Restricted Subsidiaries shall so reduce Senior Indebtedness, the Borrower will equally and ratably reduce the Loan Obligations in any manner set forth in clause (c) below);

(c) Loan Obligations by prepaying Loans pursuant to Section 2.05(a), or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Lenders to prepay their Loans at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Loans that would be prepaid;

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to a Covenant Party or another Restricted Subsidiary; provided that, at any time that the Initial Lenders (together with their respective Affiliates and Approved Funds) constitute

Required Lenders, such application may only be made with Net Proceeds from the Asset Sale of non-Collateral; or

(e) Obligations under Indebtedness that does not constitute Senior Secured Obligations in an aggregate principal amount not to exceed the Asset Sale Prepayment Amount; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in a Covenant Party or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures or (d) acquisitions of other assets that, in the case of each of (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Covenant Party, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, such Covenant Party or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds. Notwithstanding anything to the contrary, any Net Proceeds from the sale, transfer, conveyance or other disposal of all or substantially all of the assets of ACN and its Subsidiaries that are Restricted Subsidiaries to the extent otherwise permitted under this Agreement, will be applied in accordance with this paragraph within 12 months after receipt of such Net Proceeds, and the proviso to the previous sentence with respect to Acceptable Commitments and Second Commitments will not be applicable to the application of such Net Proceeds.

(B) (1) Any Net Proceeds from Asset Sales of Collateral that are not invested or applied as set forth in clause (A) above will be deemed to constitute “Collateral Excess Proceeds” When the aggregate amount of Collateral Excess Proceeds exceeds $100.0 million, the Borrower shall make an offer to all Lenders and, if required by the terms of any Senior Secured Obligations or Obligations secured by a Lien permitted under this Agreement (which Lien is not subordinate to the Lien of the Loans with respect to the Collateral), to the holders of such Senior Secured Obligations or such other Obligations (a “Collateral Asset Sale Offer”), to purchase or prepay the maximum aggregate principal amount of the Loans and such Senior Secured Obligations or such other Obligations that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement.

(2) Any Net Proceeds from the Asset Sale of non-Collateral that are not invested or applied as provided and within the time period set forth in clause (A) above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100 million, the Borrower shall make an offer to all Lenders and, if required by the terms of any Indebtedness that is pari passu with the Loans (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase or prepay the maximum aggregate principal amount of the Loans and such Pari Passu Indebtedness that is a minimum of $2,000, or an integral multiple of $1,000 (in each case in aggregate principal amount), that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement.

To the extent that the aggregate amount of Loans and such other Senior Secured Obligations or Obligations secured by a Lien permitted by this Agreement (which Lien is not subordinate to the Lien of the Loans with respect to the Collateral) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Borrower may use any remaining Collateral Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans or other Senior Secured Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Administrative Agent shall apply such amount to the Loans and such other Senior Secured Obligations or such other Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such other Senior Secured Obligations or such other Obligations tendered. To the extent that the aggregate principal amount of Loans and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Agreement. If the aggregate principal amount of Loans and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the Loans and such Pari Passu Indebtedness tendered. Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as applicable, shall be reset at zero.

(C) Pending the final application of any Net Proceeds pursuant to this Section 2.05(b)(i), the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(D) Within ten Business Days of any date on which the aggregate amount of Collateral Excess Proceeds exceeds $100 million, the Borrower shall deliver notice of such occurrence to the Administrative Agent, and the Administrative Agent shall promptly deliver such notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 9.02 with the following information:

(1) that the Borrower is making an Collateral Asset Sale Offer pursuant to this Section 2.05(b)(i) and that all Loans and Secured Obligations or other Obligations properly accepted for prepayment or tendered and not withdrawn pursuant to such Collateral Asset Sale Offer will be prepaid by the Borrower;

(2) the prepayment date, which will be no earlier than thirty days nor later than sixty days from the date on which such notice is delivered (the “Collateral Asset Sale Offer Payment Date”);

(3) that any Loan not properly accepted for prepayment will remain outstanding and continue to accrue interest;

(4) that unless the Borrower defaults in making the payment, all Loans accepted for payment pursuant to the Collateral Asset Sale Offer will cease to accrue interest on the Collateral Asset Sale Offer Payment Date;

(5) that Lenders electing to have any Loans prepaid pursuant to an Collateral Asset Sale Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Collateral Asset Sale Offer Payment Date;

(6) that Lenders will be entitled to withdraw their election to require the Borrower to prepay such Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Collateral Asset Sale Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be prepaid, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(7) that, to the extent that the aggregate principal amount of Loans or Secured Obligations or other Obligations accepted for prepayment or surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Administrative Agent shall apply the Collateral Excess Proceeds as set forth under the last sentence of Section 2.05(b)(i)(B)(1); and

(8) the other instructions, as determined by the Borrower, consistent with this Section 2.05, that a Lender must follow.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the prepayment of the Loans as to all other Lenders that properly received such notice without defect.

(E) Within ten Business Days of any date on which the aggregate amount of Excess Proceeds exceeds $100 million, the Borrower shall deliver notice of such occurrence to the Administrative Agent, and the Administrative Agent shall promptly deliver such notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 9.02 with the following information:

(1) that the Borrower is making an Asset Sale Offer pursuant to this Section 2.05(b)(i) and that all Loans and Pari Passu Indebtedness properly accepted for prepayment or tendered and not withdrawn pursuant to such Asset Sale Offer will be prepaid by the Borrower;

(2) the prepayment date, which will be no earlier than thirty days nor later than sixty days from the date on which such notice is delivered (the “Asset Sale Offer Payment Date”);

(3) that any Loan not properly accepted for prepayment will remain outstanding and continue to accrue interest;

(4) that unless the Borrower defaults in making the payment, all Loans accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on the Asset Sale Offer Payment Date;

(5) that Lenders electing to have any Loans prepaid pursuant to an Asset Sale Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(6) that Lenders will be entitled to withdraw their election to require the Borrower to prepay such Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Asset Sale Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be prepaid, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(7) that, to the extent that the aggregate principal amount of Loans or the Pari Passu Indebtedness accepted for prepayment or surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent shall apply the Excess Proceeds as set forth under the last sentence of Section 2.05(b)(i)(B)(2); and

(8) the other instructions, as determined by the Borrower, consistent with this Section 2.05, that a Lender must follow.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the prepayment of the Loans as to all other Lenders that properly received such notice without defect.

(ii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice.

Section 2.06 Termination of Commitments.

The Commitment of each Lender shall be automatically terminated and permanently reduced to $0 upon the earliest of (a) the making of such Lender’s Loans pursuant to Section 2.01, (b) 5:00 p.m. (New York, New York time) on the Closing Date and (c) 5:00 p.m. (New York, New York time) on the date that is 20 Business Days after the date of this Agreement.

Section 2.07 Repayment of Loans.

The Borrower shall repay to the Administrative Agent in Dollars for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount or face amount thereof at 8.50% (eight and one-half percent) per annum.

(b) During the continuance of a Default under Section 7.01(a)(1), 7.01(a)(2), 7.01(a)(4) or 7.01(a)(6), the Borrower shall pay interest on amounts due hereunder at the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent).

Section 2.10 Computation of Interest and Fees.

All computations of interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Borrowing made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowing made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved.]

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such

Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) [Reserved.]

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 7.03. If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans then owing to such Lender.

Section 2.13 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 9.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower and the Guarantors to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits taxes), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a Lending Office, or any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction (or political subdivision thereof) imposing such tax (other than such connection arising solely from the Administrative Agent or one or more of the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes attributable to the failure by the Administrative Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, or (iii) with respect to a Lender making a Loan to the

Borrower, any withholding tax that is in effect and would apply to amounts payable hereunder at such time the Lender becomes a party to this Agreement by assignment or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions, (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to the Administrative Agent or such Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to the Administrative Agent or such Lender.

(b) In addition, the Borrower and Guarantors agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower and each Guarantor agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes paid by the Administrative Agent and such Lender (including Taxes imposed directly on the Agent or hereunder in lieu of withholding Taxes) and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, provided the Administrative Agent or such Lender, as the case may be, provides the Borrower or such Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower, provide the Borrower with any documentation prescribed by Law certifying as to the entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to all payments to be made to such Lender under the Loan Documents. Unless the Borrower has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower and the Administrative Agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or the applicable Guarantor, net of all out-of-pocket expenses of the Lender or the Administrative Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by the Administrative Agent or any Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or the Administrative Agent, as the case may be, agree promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.

Section 3.02 [Reserved.]

Section 3.03 [Reserved.]

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(b) The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Loans of the Borrowers, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error)

which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(c) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a) or (b).

Section 3.05 [Reserved.]

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) The Administrative Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the applicable Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments, (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (C) the Borrower shall not replace any Lender pursuant to this Section 3.07 unless each Affiliate or Approved Fund of such Lender which is also a Lender hereunder that is subject to replacement pursuant to this Section 3.07, is at the same time replaced in accordance with this Section 3.07.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and Commitments so assigned shall be paid in full, as if such payment were being made by the Borrower pursuant to Section 2.05(a), by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) [Reserved.]

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

Conditions Precedent

Section 4.01 Conditions Precedent.

The obligation of each Lender to make any Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(c) No Default shall exist or would result from the making or such Loans or from the application of the proceeds therefrom.

(d) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(e) The Amended and Restated Security Agreement shall be executed by the First Lien Collateral Agent, the Borrower and the Subsidiary Loan Parties in the form attached hereto as Exhibit E, together with such changes as shall be reasonably acceptable to the Borrower, the Administrative Agent, the Initial Required Lenders, and the First Lien Collateral Agent and the Administrative Agent shall have received any additional security documents (other than those relating to foreign collateral) necessary to ensure that the Loan Obligations are ratably secured on the Collateral in a manner consistent with the Amended and Restated Security Agreement.

(f) The Intercreditor Agreement shall be executed by the First Lien Collateral Agent, the administrative agent under the Credit Agreement and the Administrative Agent in the form attached hereto as Exhibit F, together with such changes as shall be reasonably acceptable to the Borrower, the Administrative Agent, the Initial Required Lenders, and the administrative agent under the Credit Agreement.

(g) The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, an opinion in form and substance reasonably satisfactory to the Administrative Agent of O’Melveny & Myers LLP, counsel for the Loan Parties.

(h) The Administrative Agent shall have received a Perfection Certificate, executed by the Borrower as of the Closing Date.

(i) The Administrative Agent shall have received in the case of each Loan Party (i) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of (x) its charter, by-laws or other organizational document, (y) resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, and (z) a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date, and

(B) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(j) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (i) above;

(k) The Administrative Agent shall have received a certificate from the Loan Parties’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to the Senior Credit Facilities in full force and effect; and

(l) The Borrower shall have paid to the Administrative Agent and each Lender all fees, costs and expenses which are payable hereunder or pursuant to any fee letter executed by any Loan Party in connection with this Agreement and the transactions contemplated hereby.

(m) Schedules and exhibits reasonably acceptable to the Initial Required Lenders, the Borrower and the Administrative Agent shall have been annexed to this Agreement. It is acknowledged and agreed that the existing schedules and exhibits the Credit Agreement are acceptable to the Required Lenders and the Administrative Agent.

(n) The Credit Agreement shall have been amended to the extent necessary to ensure that the terms thereof do not conflict with this Agreement and the other Loan Documents.

ARTICLE V.

Representations and Warranties

Each Loan Party, subject to any general principles of law limiting the obligations of the Loan Parties or their Subsidiaries which are specifically referred to in any legal opinion delivered in connection with this Agreement, represents and warrants to the Administrative Agent and the Lenders on the Closing Date that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and do not and (b) will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.08 under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention (but not creation of Liens) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the

Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet as at March 31, 2009 and the related unaudited consolidated statements of income and cash flows for the three-month period ended March 31, 2009, copies of which have heretofore been furnished to each Lender, fairly represent in all material respects the financial condition of the Company and its Subsidiaries as at such date and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(c) Since December 31, 2008, as of the Closing Date there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Covenant Parties or any of their Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on the financial statements referred to in Section 5.05(a) and (b),

(ii) obligations arising under this Agreement, and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default.

None of the Loan Parties or any of their Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.08 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in material Real Property (i) owned by the Covenant Parties and their Subsidiaries as of the Closing Date and describe the type of interest therein held by each such entity and (ii) leased, subleased or otherwise occupied or utilized by the Covenant Parties and their Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describe the type of interest therein held by each such entity.

Section 5.09 Environmental Compliance.

(a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.09(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any Loan Party or any of its Subsidiaries at any other location.

(c) The properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 5.09(d), none of the Loan Parties or their Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

Section 5.10 Taxes.

Except as set forth in Schedule 5.10 and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all taxes levied or imposed upon them or their properties, that are due and payable, except those (a)

which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The pension schemes of the Loan Parties and the Subsidiaries are funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests.

All of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in any material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Security Documents and (ii) any Lien that is permitted under Section 6.08.

Section 5.13 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Borrowing will be used for any purpose that violates Regulation U.

(b) Neither the Borrower, any Person Controlling the Borrower, or any of the Subsidiaries of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure.

To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of any Loan Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any Loan Party or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16 Patriot Act.

(a) No Loan Party and, to the knowledge of each Loan Party, none of its Affiliates is in violation of any requirement of applicable Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”).

(b) No Loan Party and, to the knowledge of each Loan Party, no Affiliate or broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

No Loan Party and, to the knowledge of each Loan Party, no broker or other agent of such Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.17 Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark of any Loan Party and (ii) all registrations of any copyright, patent or trademark are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18 Solvency.

On the Closing Date after giving effect to the Borrowing, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.19 Ranking.

The Loan Obligations rank at least pari passu with all other Indebtedness of the Loan Parties.

Section 5.20 Security Documents.

(a) Security Agreement. The First Lien Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and upon the execution and delivery of the First Lien Security Documents, the Liens created by the First Lien Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or taking of other actions which are required thereunder (except to comply with foreign law), in each case to the same extent as the Liens securing the Senior Credit Facilities subject to no Liens other than Liens permitted hereunder and (pursuant to the Intercreditor Agreement) ranking at least pari passu with the Liens securing the Senior Credit Facilities and all other Senior Secured Obligations.

(b) Notwithstanding anything herein (including this Section 5.20) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

ARTICLE VI.

Covenants

Section 6.01 Reports and Other Information.

(a) Notwithstanding that the Covenant Parties may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, VNU HF shall file with the SEC (and make available to the Administrative Agent and Lenders (without exhibits), without cost to any Lender, within 15 days after VNU HF files them with the SEC) from and after the Closing Date,

(1) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Borrower would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that VNU HF shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event VNU HF shall make available such information to the Administrative Agent and the Lenders, in each case within 15 days after the time the Borrower would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act; provided, further, that, for the quarter with respect to which the Borrower notifies the Administrative Agent in writing that Parent intends to switch the currency in which its financial statements are reported, VNU HF shall not be required to make available such information to the Administrative Agent and the Lenders until 90 days after the end of such quarter.

(b) If any direct or indirect parent company of VNU HF is a Guarantor of the Loans, the Covenant Parties may satisfy their obligations under this Section 6.01 with respect to financial information relating to the Covenant Parties by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Covenant Parties and the Restricted Subsidiaries on a standalone basis, on the other hand.

(c) The Borrower shall be deemed to have furnished such reports referred to above to the Administrative Agent and the Lenders if VNU HF has filed such reports with the SEC via the EDGAR or IDEA filing system and such reports are publicly available.

Section 6.02 Compliance Certificate.

(a) The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year ending after the Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Borrower and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every condition and covenant contained in this Agreement and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Borrower is taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Agreement, or if the Administrative Agent or the holder of any other evidence of Indebtedness of the Borrower or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Borrower shall promptly (which shall be no more than five (5) Business Days) deliver to the Administrative Agent by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Borrower proposes to take with respect thereto.

Section 6.03 Limitation on Restricted Payments.

(a) The Covenant Parties will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of any Covenant Parties’ or any Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(i) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of a Covenant Party or a Restricted Subsidiary; or

(ii) dividends or distributions by a Covenant Party (other than VNU HF) or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Covenant Party (other than VNU HF) or such Restricted Subsidiary, a Covenant Party or another Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of VNU HF or any direct or indirect parent of VNU HF, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, or make any interest or principal payment on, or redeem, repurchase or otherwise acquire or retire for value the Parent Intercompany Debt, other than:

(i) Indebtedness permitted under Section 6.05(b)(7); or

(ii) the purchase, repurchase or other acquisition of Subordinated Indebtedness of the Covenant Parties and their Restricted Subsidiaries purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 6.05(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Covenant Parties and the Restricted Subsidiaries after August 9, 2006 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of Section 6.03(b), but excluding all other Restricted Payments permitted by Section 6.03(b)), is less than the sum of (without duplication):

(a) the EBITDA of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis for the period beginning July 1, 2006, to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Consolidated Interest Expense of the Covenant Parties and the Restricted Subsidiaries for the same period; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by a Covenant Party or a Restricted Subsidiary since immediately after August 9, 2006 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (11)(a) of Section 6.05(b)) from the issue or sale of:

(i)(A) Equity Interests of VNU HF, or a direct or indirect parent company of VNU HF, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of Parent, the Covenant Parties, Restricted Subsidiaries and any direct or indirect parent company of VNU HF, after August 9, 2006 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 6.03(b); and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to a Covenant Party or any Restricted Subsidiary, Equity Interests of VNU HF’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 6.03(b)); or

(ii) debt securities of a Covenant Party or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of VNU HF, or a direct or indirect parent company of VNU HF;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to a Covenant Party or Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property contributed to the capital of a Covenant Party following August 9, 2006 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (11)(a) of Section 6.05(b) (other than by another Covenant Party or a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by a Covenant Party or a Restricted Subsidiary by means of:

(iii) the sale or other disposition (other than to a Covenant Party or a Restricted Subsidiary) of Restricted Investments made by the Covenant Parties or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Covenant Parties or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Covenant Parties or the Restricted Subsidiaries, in each case after August 9, 2006; or

(iv) the sale (other than to a Covenant Party or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by a Covenant Party or a Restricted Subsidiary pursuant to clause (7) of Section 6.03(b) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after August 9, 2006; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after August 9, 2006, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Borrower in good faith or if such fair market value may exceed $150 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary, to the extent the Investment in such Unrestricted Subsidiary was made by a Covenant Party or a Restricted Subsidiary pursuant to clause (7) of Section 6.03(b) or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 6.03(a) will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Agreement;

(2)(a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Borrower or any Guarantor or the Parent Intercompany Debt or (ii) Equity Interests of any direct or indirect parent company of VNU HF, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Covenant Party or a Restricted Subsidiary) of, Equity Interests of VNU HF, or any direct or indirect parent company of VNU HF to the extent contributed to a Covenant Party or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Covenant Party or a Restricted Subsidiary) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of VNU HF) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.05 so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of VNU HF or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of a Covenant Party, any of their respective Subsidiaries or any of their respective direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year (plus, without duplication, “unused amounts” being carried over pursuant to the similar provision in the Existing Senior Notes Indenture) $25 million (which shall increase to $50 million subsequent to the consummation of an underwritten public Equity Offering of common stock) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50 million in any calendar year (which shall increase to $100 million subsequent to the consummation of an underwritten public Equity Offering of common stock)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of VNU HF and, to the extent contributed to a Covenant Party, Equity Interests of any of the direct or indirect parent companies of VNU HF, in each case to members of management, directors or consultants of the Covenant Parties, any of their respective Subsidiaries or any of their respective direct or indirect parent companies that occurs after August 9, 2006, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 6.03(a); plus

(b) the cash proceeds of key man life insurance policies received by the Covenant Parties or any of the Restricted Subsidiaries after August 9, 2006; plus

(c) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of a Covenant Party, any of its Subsidiaries or any of its direct or indirect parent companies in connection with the Transactions that are foregone in return for the receipt of Equity Interests; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to any Covenant Party or any Restricted Subsidiary from members of management of Parent, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of Parent or any of Parent’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of any of the Covenant Parties or any of the Restricted Subsidiaries issued in accordance with Section 6.05;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by any of the Covenant Parties or any of the Restricted Subsidiaries after August 9, 2006, provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by a Covenant Party or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(b) a Restricted Payment to a direct or indirect parent company of a Covenant Party or any of the Restricted Subsidiaries, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after August 9, 2006, provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to a Covenant Party or a Restricted Subsidiary from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 6.03(b);

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Consolidated Leverage Ratio shall be no greater than 6.75 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) or after August 9, 2006, but before the Closing Date, under the similar provision in the Existing Senior Notes Indenture, that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.25% of Total Assets, in each case, at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on a Covenant Party’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of common stock after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to a Covenant Party in or from any such public Equity Offering;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) or after August 9, 2006, but before the Closing Date, under the similar provision in the Existing Senior Notes Indenture, not to exceed 2.00% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 6.07;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness (a) pursuant to the provisions similar to those described under Section 6.09 and Section 2.05(b); provided that all Loans submitted by Lenders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value or (b) with the proceeds of Asset Sales in an amount not to exceed the Asset Sale Prepayment Amount;

(15) the declaration and payment of dividends by a Covenant Party or a Restricted Subsidiary to, or the making of loans to, any of their respective direct or indirect parents, or the making of any payment of interest or principal on, or redemption, repurchase, defeasance or other acquisition or retirement for value of, the Parent Intercompany Debt in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, foreign, state and local income taxes provided that, in each fiscal year, the amount of such payments shall be equal to the amount that the Covenant Parties and the Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Covenant Parties and the Restricted Subsidiaries to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Covenant Parties and the Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Covenant Parties and the Restricted Subsidiaries to the extent such costs and expenses are attributable to the ownership or operation of the Covenant Parties and the Restricted Subsidiaries;

(e) fees and expenses incurred in connection with the Transactions or owed to Affiliates, in each case to the extent permitted by the covenant described under Section 6.07;

(f) interest payable on Holdings Debt;

(g) amounts payable to Valcon Acquisition, B.V. by Parent pursuant to the Sponsor Management Agreements; and

(h) fees and expenses other than to Affiliates of the Borrower related to any unsuccessful equity or debt offering of such parent entity;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to a Covenant Party or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(17) any Restricted Payment used to fund the redemption of VNU’s 7% preferred shares as in effect on August 9, 2006;

(18) any Restricted Payment of the proceeds of Indebtedness incurred to refinance the Sterling Notes or the VNU Senior Discount Notes and to pay accrued and unpaid interest, premium, fees and expenses related thereto;

(19) the forgiveness, cancellation, termination or disposition of the Transactions Intercompany Obligations;

(20) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, that complies with Section 6.11; provided that as a result of such consolidation, merger or transfer of assets, the Borrower shall have made a Change of Control Offer and that all Loans surrendered by Lenders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value; and

(21) any Restricted Payment in respect of the Ratable Security of EMTNs;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Closing Date, all of the Subsidiaries of the Covenant Parties will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Covenant Parties and the Restricted Subsidiaries (except to the extent repaid)

in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.03(a) or under clause (7), (10), (11) or (16) of Section 6.03(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

Section 6.04 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Covenant Parties will not, and will not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Covenant Parties or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Covenant Parties or any of the Restricted Subsidiaries;

(2) make loans or advances to the Covenant Parties or any of the Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Covenant Parties or any of the Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on August 9, 2006 including pursuant to the Senior Credit Facilities and the related documentation and the Senior Subordinated Discount Notes and the related indenture;

(b) the Loan Documents;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in Section 6.04(a)(3) on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by any of the Covenant Parties or any of the Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) a Covenant Party or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.05 and Section 6.08 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to August 9, 2006 pursuant to Section 6.05;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 6.04(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility.

Section 6.05 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Covenant Parties will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available.

(b) The foregoing limitations of Section 6.05(a) will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Covenant Parties or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $6,000 million outstanding at any one time (including any Indebtedness incurred or represented by the Loans or any Additional Senior Secured Obligations by the Borrower or any Guarantor, the proceeds of which Loans or Additional Senior Secured Obligations are used to repay such Credit Facilities);

(2) [reserved];

(3) Indebtedness of the Covenant Parties and the Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clause (1) of this Section 6.05(b));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Covenant Parties or any of the Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets;

(5) Indebtedness incurred by a Covenant Party or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of a Covenant Party or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on August 9, 2006) of a Covenant Party or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Covenant Parties and the Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of a Covenant Party or a Restricted Subsidiary to another Covenant Party or another Restricted Subsidiary; provided that any such Indebtedness owing by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Covenant Party or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to a Covenant Party or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to a Covenant Party or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by any of the Covenant Parties or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(11)(a) Indebtedness or Disqualified Stock of the Borrower or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Covenant Parties and the Restricted Subsidiaries since immediately after August 9, 2006 from the issue or sale of Equity Interests of VNU HF or any direct or indirect parent entity of VNU HF (which proceeds are contributed to a Covenant Party or a Restricted Subsidiary) or cash contributed to the capital of a Covenant Party (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, any Covenant Party or any of their respective Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 6.03(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Borrower or a Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11)(b), does not at any one time outstanding exceed $400 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (11)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (11)(b) but shall be deemed incurred for the purposes of Section 6.05(a) from and after the first date on which a Covenant Party or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11)(b));

(12) the incurrence by a Covenant Party or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a) any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 6.05(a) and clauses (3) and (11)(a), this clause (12) and clause (13) of Section 6.05(b), or

(b) any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) of this Section 6.05(b)(12),

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Loans or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Loans or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of a Covenant Party or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (12) will not apply to any refunding or refinancing of Indebtedness under a Credit Facility;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) a Covenant Party or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by a Covenant Party or any Restricted Subsidiary or merged into a Covenant Party or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that either

(i) such Indebtedness, Disqualified Stock or Preferred Stock:

(a) is not Secured Indebtedness and is subordinated to the Loans on terms no less favorable to the holders thereof than the subordination terms set forth in the indenture governing the Senior Subordinated Discount Notes as in effect on August 9, 2006;

(b) is not incurred while a Default exists and no Default shall result therefrom; and

(c) matures and does not require any payment of principal prior to the final maturity or the Loans (other than in a manner consistent with the terms of this Agreement); or

(ii) after giving effect to such acquisition or merger, either

(a) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the Section 6.05(a), or

(b) the Consolidated Leverage Ratio is less than immediately prior to such acquisition or merger;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(15) Indebtedness of a Covenant Party or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(16)(a) any guarantee by a Covenant Party or a Restricted Subsidiary of Indebtedness or other obligations of any Covenant Party that is not the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or

(b) any guarantee by a Covenant Party or a Restricted Subsidiary of Indebtedness of the Borrower; provided that such guarantee is incurred in accordance with Section 6.10;

(17) Indebtedness of Foreign Subsidiaries of a Covenant Party or any Restricted Subsidiary incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (17) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (17) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed incurred for the purposes of Section 6.05(a) from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (17));

(18) Indebtedness, Disqualified Stock or Preferred Stock of a Covenant Party or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $200 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (18) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of Section 6.05(a) from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 6.05(a) without reliance on this clause (18));

(19) Indebtedness of a Covenant Party or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by a Covenant Party or any of the Restricted Subsidiaries to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of a Covenant Party, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (4) of Section 6.03(b);

(21) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of a Covenant Party or any Restricted Subsidiary not in excess of $25 million at any time outstanding; and

(22) Indebtedness incurred by reason of granting the Ratable Security of EMTNs.

(c) For purposes of determining compliance with this Section 6.05:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) of

Section 6.05(b) or is entitled to be incurred pursuant to Section 6.05(a), the Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Closing Date will be treated as incurred on the Closing Date under clause (1) of Section 6.05(b); and

(2) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 6.05(a) and Section 6.05(b) above.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.05.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Borrower will not, and will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Restricted Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Restricted Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Restricted Guarantor, as the case may be.

For purposes of this Agreement, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.06 Asset Sales.

(a) The Covenant Parties will not, and will not permit any of the Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) a Covenant Party or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by a Covenant Party or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on such Covenant Party’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of a Covenant Party or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Covenant Parties and all of the Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by such Covenant Party or such Restricted Subsidiary from such transferee that are converted by such Covenant Party or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by such Covenant Party or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; and

(3) if such Asset Sale involves the disposition of Collateral, such Covenant Party or such Restricted Subsidiary has complied with the provisions of this Agreement and the Security Documents.

Section 6.07 Transaction with Affiliates.

(a) The Covenant Parties will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the relevant Covenant Party or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Covenant Party or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50 million, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.07(a).

(b) The foregoing provisions of Section 6.07(a) will not apply to the following:

(1) transactions between or among the Covenant Parties or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by Section 6.03 and Permitted Investments;

(3) the payment of management, consulting, monitoring, transaction, advisory and termination fees and related expenses to Valcon Acquisition, B.V., in each case pursuant to the Sponsor Management Agreements;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, Officers, directors, employees or consultants of Covenant Parties, any of their direct or indirect parent companies or any of the Restricted Subsidiaries;

(5) transactions in which any of the Covenant Parties or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to such Covenant Party or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to such Covenant Party or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Covenant Party or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of August 9, 2006 or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on August 9, 2006);

(7) the existence of, or the performance by the Covenant Parties or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of August 9, 2006 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Covenant Parties or any of the Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after August 9, 2006 shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the Original Offering Memorandum;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Covenant Parties and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of VNU HF to its direct or indirect parent or to any Permitted Holder or the contribution to the common equity of any Covenant Party or Restricted Subsidiary;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by a Covenant Party or any of the Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Borrower in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Covenant Parties, any of their direct or indirect parent companies or any of the Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Borrower in good faith;

(14) Investments by the Investors, a Foreign Parent or any direct or indirect parent of a Foreign Parent in securities of the Covenant Parties or any of the Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(15) transactions in connection with the Ratable Security of EMTNs.

Section 6.08 Liens.

The Covenant Parties will not, and will not permit any Restricted Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Borrower or any Restricted Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, other than Liens securing Junior Lien Obligations that are junior in priority (pursuant to the Intercreditor Agreement or any other intercreditor agreement reasonably acceptable to the Administrative Agent) to the Liens on such property, assets or proceeds securing the Loans and related Guarantees.

The foregoing shall not apply to (a) Liens securing the Loans and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Agreement to be incurred pursuant to clause (1) of Section 6.05(b) and (c) Liens on the Common Collateral which are pari passu with the Liens securing the Loans and the related Guarantees and are incurred to secure Additional Senior Secured Obligations constituting Indebtedness permitted to be incurred pursuant to Section 6.05; provided that, with respect to Liens securing Additional Senior Secured Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Senior Secured Debt Ratio would be no greater than 4.75 to 1.0; provided that with respect to Liens securing Senior Secured Obligations permitted under subclause (b) and this subclause (c), the Loans are secured by Liens on the assets subject to such Liens to the extent, with the priority and subject to intercreditor arrangements, in each case no less favorable to the Lenders than the terms of the Security Documents.

Section 6.09 Offer to Purchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Borrower has previously or concurrently mailed a prepayment notice with respect to all the outstanding Loans pursuant to Section 2.05(a), the Borrower shall make an offer to prepay all of the Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of prepayment. Within 30 days following any Change of Control, the Borrower shall deliver a notice of such Change of Control Offer to the Administrative Agent, the Administrative Agent shall promptly deliver such notice to each Lender to the address of such Lender appearing in the Register, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 6.09 and that all Loans properly submitted pursuant to such Change of Control Offer will be prepaid by the Borrower;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Loan not properly accepted will remain outstanding and continue to accrue interest;

(4) that unless the Borrower defaults in the payment of the Change of Control Payment, all Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Lenders electing to have any Loans prepaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Lenders will be entitled to withdraw their election to require the Borrower to prepay such Loans, provided that the Administrative Agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans to be prepaid, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(8) that if the Borrower is repaying less than all of the Loans, the Lenders of the remaining Loans will hold Loans in a principal amount equal to the amount of the Loans not prepaid. The non-repaid portion of the Loans must be equal to a minimum of $2,000 or an integral multiple of $1,000 in each case in principal amount; and

(9) the other instructions, as determined by the Borrower, consistent with this Section 6.09, that a Lender must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not a Lender receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the prepayment of the Loans as to all other Lenders that properly received such notice without defect.

(b) On the Change of Control Payment Date, the Borrower will, to the extent permitted by law,

(1) prepay all Loans or portions thereof properly accepted in accordance with Section 6.09 and pursuant to the Change of Control Offer, and

(2) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Loans or portions thereof accepted for prepayment.

(c) The Borrower shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and prepays all Loans validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 6.10 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Covenant Parties will not permit any Restricted Subsidiary that is a Wholly-Owned Subsidiary of a Covenant Party (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary of a Domestic Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any other Guarantor unless:

(a) such Restricted Subsidiary within 30 days executes and delivers a joinder to this Agreement providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Guarantor:

(1) if the Loans or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee provided under the joinder shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Loans are subordinated to such Indebtedness; and

(2) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans or such Guarantor’s Guarantee; and

(b) such Restricted Subsidiary shall within 30 days deliver to the Administrative Agent an Opinion of Counsel reasonably satisfactory to the Administrative Agent;

provided that this Section 6.10 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Section 6.11 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither Borrower nor VNU HF may consolidate or merge with or into or wind up into (whether or not such Person is the surviving corporation), and VNU HF may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) such Borrower or VNU HF, as applicable, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Borrower or VNU HF, as applicable) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than such Borrower or VNU HF, as applicable, expressly assumes all the obligations of such Borrower under the Loans and the Security Documents or VNU HF under its Guarantee and the Security Documents, as applicable, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 6.05(a), or

(b) the Consolidated Leverage Ratio would be less than such ratio immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of Section 6.11(c) shall apply, shall have by amendment or joinder confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and the Loans;

(6) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendments or joinder, if any, comply with this Agreement;

(7) the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Company;

(8) the Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under this Agreement and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Lien other than Liens permitted by Section 6.08; and

(9) the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Agreement.

(b) The Successor Company will succeed to, and be substituted for such Borrower or VNU HF, as applicable, as the case may be, under this Agreement and the Guarantees, as applicable. Notwithstanding the foregoing clauses (3) and (4) of Section 6.11(a),

(1) any Covenant Party or Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower or Restricted Guarantor; and

(2) the Borrower may merge with an Affiliate of such Borrower, as the case may be, solely for the purpose of reorganizing such Borrower in a State of the United States so long as the amount of Indebtedness of the Covenant Parties and the Restricted Subsidiaries is not increased thereby.

(c) Subject to releases permitted by Section 10.09, no Restricted Guarantor will, and the Covenant Parties will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Borrower or Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the obligations of such Restricted Guarantor under this Agreement and such Restricted Guarantor’s related Guarantee pursuant to amendments, joinders or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(c) immediately after such transaction, no Default exists; and

(d) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Agreement; or

(2) in the case of any Restricted Guarantor other than VNU HF, the transaction does not violate Section 6.06.

(d) In the case of Section 6.11(c)(1) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under this Agreement and such Restricted Guarantor’s Guarantee. Notwithstanding the foregoing, any Restricted Guarantor may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or the Borrower.

Notwithstanding the foregoing, solely for purposes of this Section 6.11, the sale, transfer, conveyance or other disposal of ACN and its Subsidiaries that are Restricted Subsidiaries shall not constitute a sale, transfer, conveyance or other disposal of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, so long as, at the time of such transaction, (a) the EBITDA of ACN and its Restricted Subsidiaries on a consolidated basis for the four most recently ended fiscal quarters for which internal financial statements are available represented less than 45% of the EBITDA of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis for the same four-quarter period and (b) the Covenant Parties and the Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 6.05(a).

Section 6.12 Additional Collateral and Guarantors

(a) Subject to Section 6.13, upon the acquisition by the Borrower or any Guarantor of any First Priority After-Acquired Property, the Borrower or such Guarantor shall execute and deliver such mortgages, deeds of trust, deeds to secure debt, preferred ship mortgages, security instruments, financing statements and certificates, opinions of counsel or such other documentation substantially similar to the documentation delivered to secure Senior Credit Facility Obligations (including, without limitation title insurance policies, surveys and other documentation as may be reasonably required by the Collateral Agent and consistent with the requirements for similar Collateral in which security interest or Liens were taken on the Closing Date) as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest or lien, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described the Security Documents) added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect to the extent required hereunder. The Borrower and the Guarantors shall take such actions as may be required to ensure that the Loan Obligations are at all times secured on collateral at least ratably with the Senior Credit Facility

Obligations and all other Secured Obligations pursuant to the First Lien Security Documents. In the event that any Subsidiary of VNU HF shall at any time be or become a guarantor of the Senior Credit Facility Obligations or any other Senior Secured Obligations, the Borrower shall cause such Subsidiary concurrently to become a party to this Agreement as a Guarantor pursuant to a guaranty supplement and such other documentation as the Administrative Agent may reasonably require.

Section 6.13 Post-Closing Requirements.

As soon as reasonably practicable after the Closing Date, but not later than ninety (90) days after the Closing Date (subject to extension by the Collateral Agent and the Administrative Agent in their reasonable discretion), deliver each First Lien Security Document set forth on Schedule 6.13(a), duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral having the priority required by the Loan Documents.

Section 6.14 Notices under Senior Credit Facilities, Information and Inspection.

(a) The Borrower shall promptly provide to the Administrative Agent and (for distribution to each Lender) copies of all notices, reports, financial statements, certificates and other documents which it provides to the agents or lenders pursuant to the Credit Agreement. The Borrower shall also provide promptly such information regarding the business, legal, financial, or corporate affairs of the Loan Parties or any of their Respective Subsidiaries, or compliance with the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

(b) The Borrower shall permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.13 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.

Section 6.15 Suspension of Certain Covenants.

(a) During any period of time that: (i) the Borrower has Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Covenant Parties and the Restricted Subsidiaries shall not be subject to Section 6.03 hereof, Section 6.04 hereof, Section 6.05 hereof, Section 6.06 hereof, Section 6.07 hereof, Section 6.09 hereof and Section 6.11(a)(4) hereof (the “Suspended Covenants”).

(b) In the event that the Covenant Parties and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Loans below an Investment Grade Rating then the Covenant Parties and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Agreement. The period of time between the Covenant Suspension Event and the Reversion Date is referred to herein as the “Suspension Period”.

(c) In the event that the Covenant Parties and the Restricted Subsidiaries are not subject to the Suspended Covenants and the Borrower or any of its Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Loans below an Investment Grade Rating, then the Covenant Parties and the Restricted Subsidiaries shall thereafter again be subject to Section 6.09 hereof with respect to future events, including, without limitation, a proposed transaction described in this clause (c).

(d) On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 6.05(a) or Section 6.05(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Sections 6.05(a) or (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 6.05(b)(3). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 6.03 will be made as though Section 6.03 had been in effect since the Closing Date and throughout the Suspension Period. For the avoidance of doubt, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 6.03(a). No Default or Event of Default shall be deemed to have occurred on the Reversion Date as a result of any actions taken by the Borrower or its Restricted Subsidiaries during the Suspension Period. For purposes of

Section 2.05(b), on the Reversion Date, the unutilized Collateral Excess Proceeds and Excess Proceeds amount shall be reset to zero.

(e) The Borrower shall deliver promptly to the Administrative Agent an Officer’s Certificate notifying it of any such occurrence under this Section 6.14.

ARTICLE VII.

Events Of Default and Remedies

Section 7.01 Events of Default.

(a) Any of the following shall constitute an event of default (an “Event of Default”):

(1) a default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Loans; or

(2) a default for 30 days or more in the payment when due of interest on or with respect to the Loans; or

(3) failure by the Borrower or any Guarantor for 60 days after receipt of written notice given by the Administrative Agent to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in any Loan Document; or

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by any Covenant Party or any of the Restricted Subsidiaries or the payment of which is guaranteed by any Covenant Parties or any of the Restricted Subsidiaries, other than Indebtedness owed to a Covenant Parties or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the incurrence of the Loans, if both:

(i) such default either results from the failure to make any payment with respect to such Indebtedness when due (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness when due and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to make any payment with respect thereto (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more at any one time outstanding;

(5) failure by a Covenant Party or any Significant Party to pay final judgments aggregating in excess of $100 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding have been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) any Covenant Party or any of the Restricted Subsidiaries that is a Significant Party or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Party, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement;

(8) unless all of the Collateral has been released from the first priority Liens in accordance with the provisions of the Security Documents, the first priority Liens on all or substantially all of the Collateral securing the Loan Obligations cease to be valid or enforceable or have the priority required by the Security Documents and such Default continues for 30 days, or the Borrower shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of Covenant Parties, Covenant Parties fail to cause such Subsidiary to rescind such assertions within 30 days after the Covenant Parties have actual knowledge of such assertions; or

(9) the failure by the Borrower or any Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Lenders and would not materially affect the value of the Collateral taken as a whole.

(b) In the event of any Event of Default specified in clause (4) of Section 7.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Loans) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) lenders or holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Section 7.02 Remedies upon Event of Default.

(a) If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) subject to the Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law with respect to the Collateral or otherwise.

(b) Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of Section 7.01(a), all outstanding Loans shall be due and payable immediately without further action or notice.

Section 7.03 Application of Funds.

Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 7.02, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including

Attorney Costs payable under Section 9.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 9.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on the Loans ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Loan Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Loan Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII.

Administrative Agent and Other Agents

Section 8.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary, agency, trust or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or on trust for and to enter into any “Parallel Debt” as defined in the Security Documents governed by Dutch law) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article VIII (including, Section 8.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02 Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings, such sub-agents as shall be deemed necessary by the Administrative Agent or the Collateral Agent, as the case may be, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction). Each of the Secured Parties hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to execute the Intercreditor Agreement, and any other intercreditor agreement which satisfies the requirements of this Agreement, and agrees to be bound by the terms thereof.

Section 8.03 Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan

Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 8.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.01).

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 8.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 8.06 Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 8.07 Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 8.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 8.08 Agents in their Individual Capacities.

Goldman Sachs Lending Partners LLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though Goldman Sachs Lending Partners LLC were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Goldman Sachs Lending Partners LLC or its Affiliates may receive information regarding the Borrower or its respective Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, Goldman Sachs Lending Partners LLC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Goldman Sachs Lending Partners LLC in its individual capacity. Any successor to Goldman Sachs Lending Partners LLC as the Administrative Agent shall also have the rights attributed to Goldman Sachs Lending Partners LLC under this paragraph.

Section 8.09 Successor Agents.

The Administrative Agent may resign as the Administrative Agent upon 30 days’ prior written notice to the Lenders and Nielsen. The Administrative Agent shall have the right to appoint a financial institution as a successor agent, which successor agent shall be consented to by the Required Lenders and (except during the existence of an Event of Default under Section 7.01(a)(7)) by Nielsen (each such consent not to be unreasonably withheld or delayed). If no successor agent is appointed by the Administrative Agent upon its resignation, the Required Lenders shall appoint a financial institution as a successor agent for the Lenders, which successor agent shall be consented to by Nielsen at all times other than during the existence of an Event of Default under Section 7.01(a)(7) (which consent of Nielsen shall not be unreasonably withheld or delayed). Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII and Sections 9.04 and 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor agent has been appointed as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that Section 6.12 is satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

The Collateral Agent may resign upon the terms set forth in the Intercreditor Agreement.

Section 8.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.09 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11 Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and payment in full of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (i) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (ii) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (iii) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 9.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) upon the terms of the Security Documents or the Intercreditor Agreement;

(b) To release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (13) of the definition of Permitted Liens; and

(c) That any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Credit Facilities Obligations.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.11.

Section 8.12 Arranger.

The Arranger shall not have any obligation, liability, responsibility or duty under this Agreement. Without limiting the foregoing, none of the Arranger, the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.13 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article VIII and of Sections 9.04 and 9.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

ARTICLE IX.

Miscellaneous

Section 9.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement, any other Loan Document or the Intercreditor Agreement, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by Administrative Agent (with the consent of the Required Lenders) and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Loan Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, or to whom such fee or other amount is owed; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(c) change any provision of this Section 9.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06, 2.12(a), 2.13 or 7.03 without the written consent of each Lender;

(d) other than in connection with a transaction permitted under Section 6.11, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(e) other than in connection with a transaction permitted under Section 6.11, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document and (ii) Section 9.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in Section 9.01, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and may be, together with this Agreement, amended and waived with the consent of the Collateral Agent at the request of Nielsen without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with the local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 9.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent or the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 9.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d) Electronic Communications.

(i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites, including IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. No Agent-Related Person warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any Agent-Related Person in connection with the Platform or the Approved Electronic Communications.

(iv) Each Loan Party, each Lender, and each of the Administrative Agent and the Collateral Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

Section 9.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 9.04 Attorney Costs and Expenses.

Whether or not the transactions contemplate hereby are consummated, the Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arranger and the Lenders party hereto on the date hereof (the “Initial Lenders”) for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Weil, Gotshal & Manges LLP, and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arranger and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise)

of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent, the Collateral Agent and the Initial Lenders). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 9.04(a)) out-of-pocket expenses incurred by the Administrative Agent and the Initial Lenders. The agreements in this Section 9.04 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 9.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 9.05 Indemnification by the Borrower.

Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, the Arranger, each Lender and its respective Affiliates, and directors, partners, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, partner, officer or employee of such Indemnitee, as determined by the final, non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 9.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final, non-appealable judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.05. The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations.

Section 9.06 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 9.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 6.11) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 9.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 9.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(g) or (iv) to an SPC in accordance with the provisions of

Section 9.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of (A) Nielsen, provided that no consent of Nielsen shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund or if an Event of Default under Sections 7.01(a)(1), 7.01(a)(2) or 7.01(a)(6) has occurred and is continuing.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and shall be in increments of $1,000,000 in excess thereof unless each of Nielsen and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs Lending Partners LLC or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an affiliate or Approved Funds of a Lender or a Person under common management with a Lender); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, after consultation with Nielsen, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that requires the affirmative vote of such Lender. Subject to Section 9.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Nielsen’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless Nielsen is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities;

provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 9.08 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, in accordance with such Administrative Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.08 (or as may otherwise be reasonably acceptable to Nielsen), to any pledgee referred to in Section 9.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap, derivative transaction relating to the Borrower and its obligations; (f) with the written consent of Nielsen; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowing. For the purposes of this Section 9.08, “Information” means all information received from the Loan Parties relating to any Loan Party or any Subsidiary or its business, other than any such information that is publicly available to the Administrative Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 9.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01 hereof.

Section 9.09 Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 9.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.11 Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 9.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document (other than any Loan Documents expressly governed by the laws of The Netherlands), the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 9.13 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.14 GOVERNING LAW.

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENTS EXPRESSLY GOVERNED BY THE LAWS OF THE NETHERLANDS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR

PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 9.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.15 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.16 Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 9.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 6.11.

Section 9.17 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the Collateral Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or the Collateral Agent from the Borrower in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Collateral Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or the Collateral Agent in such currency, the Administrative Agent or the Collateral Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 9.18 Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 9.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.19 USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of each Borrower and other information regarding such Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 9.20 No Fiduciary Duty.

The Administrative Agent, the Collateral Agent, each Lender, the Arranger and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its affiliates. Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

ARTICLE X.

Guarantee

Section 10.01 The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Loans held by each Lender of, any Borrower (other than such Guarantor), and all other Loan Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02 Obligations Unconditional.

The obligations of the Guarantors under Section 10.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 10.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 10.03 Reinstatement.

The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 10.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 10.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.02(a) (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.02(a)) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.

Section 10.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 10.07 Continuing Guarantee.

The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 10.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 10.09 Release of Guarantors.

A Guarantor shall be automatically and unconditionally released and discharged from its obligations under this Agreement (including under Section 9.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Documents (and the pledge of such Guarantor’s Equity Interests pursuant to the Security Documents shall be automatically released) upon:

(i) any sale, exchange or transfer (by merger or otherwise) of (1) the Capital Stock of such Guarantor (other than VNU HF) (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or a Subsidiary of a Guarantor or (2) all or substantially all the assets of such Guarantor (other than VNU HF) which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of this Agreement;

(ii) the release or discharge of the guarantee by such Guarantor (other than VNU HF) of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee; or

(iii) the proper designation of any Restricted Subsidiary that is a Guarantor (other than VNU HF) as an Unrestricted Subsidiary.

So long as the Borrower shall have provided the Collateral Agent such certifications or documents as the Collateral Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 10.09 in accordance with the relevant provisions of the Security Documents.

Section 10.10 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.04. The provisions of this Section 10.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 10.11 Certain Dutch Matters.

Any obligation, guarantee or undertaking granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement (including but not limited to this Article X) or any other Loan Document shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207(c) or 2:98(c) of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NIELSEN FINANCE LLC

By:	/s/ Harris A. Black
Name: Harris A. Black Title: Secretary

Senior Secured Loan Agreement

NIELSEN FINANCE CO.

By:	/s/ Harris A. Black
Name: Harris A. Black Title: Secretary

Senior Secured Loan Agreement

ATHENIAN LEASING CORPORATION NMR INVESTING I, INC.

By:	/s/ Frederick A. Steinmann
Name: Frederick A. Steinmann Title: Executive Vice President

Senior Secured Loan Agreement

NMR LICENSING ASSOCIATES, L.P. A LIMITED PARTNERSHIP

BY:	NMR INVESTING I, INC., ITS GENERAL PARTNER

By:	/s/ Frederick A. Steinmann
Name: Frederick A. Steinmann Title: Executive Vice President

Senior Secured Loan Agreement

A. C. NIELSEN (ARGENTINA) S.A.

A. C. NIELSEN COMPANY, LLC

ACN HOLDINGS INC.

ACNIELSEN CORPORATION

ART HOLDING, L.L.C.

BILLBOARD CAFES, INC.

CZT/ACN TRADEMARKS, L.L.C.

EMIS (CANADA), LLC

FOREMOST EXHIBITS, INC.

MFI HOLDINGS, INC.

NESLEIN HOLDING, L.L.C.

NETRATINGS, LLC

NIELSEN BUSINESS MEDIA, INC.

NIELSEN BUSINESS MEDIA HOLDING COMPANY

NIELSEN GOVERNMENT AND PUBLIC SECTOR, INC.

NIELSEN HOLDINGS, L.L.C.

NIELSEN IAG, INC.

NIELSEN LEASING CORPORATION

NIELSEN MOBILE, LLC

NIELSEN NATIONAL RESEARCH GROUP, INC.

REWARDTV, INC.

THE CAMBRIDGE GROUP, INC.

THE NIELSEN COMPANY (US), LLC

TNC (US) HOLDINGS, INC.

VNU MARKETING INFORMATION, INC.

By:	/s/ Harris A. Black
Name: Harris A. Black Title: Vice President

Senior Secured Loan Agreement

ACNIELSEN ERATINGS.COM

By:	/s/ Harris A. Black
Name: Harris A. Black Title: Secretary

Senior Secured Loan Agreement

AGB NIELSEN MEDIA RESEARCH B.V. THE NIELSEN COMPANY B.V. NIELSEN HOLDING AND FINANCE B.V. VNU INTERMEDIATE HOLDING B.V. VNU INTERNATIONAL B.V.

By:	/s/ Harris A. Black
Name: Harris A. Black Title: Proxyholder for the Guarantors

Senior Secured Loan Agreement

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By:	/s/ Allison R. Liff
Name: Allison R. Liff Title: Authorized Signatory

Senior Secured Loan Agreement

GSLP I OFFSHORE HOLDINGS FUND A, L.P. By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ Oliver Thym
Name: Oliver Thym Title:

GSLP I OFFSHORE HOLDINGS FUND B, L.P. By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ Oliver Thym
Name: Oliver Thym Title:

GSLP I OFFSHORE HOLDINGS FUND C, L.P. By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ Oliver Thym
Name: Oliver Thym Title:

GSLP ONSHORE HOLDINGS FUND, L.L.C. By: Goldman, Sachs & Co., as Attorney-in-Fact

By:	/s/ Oliver Thym
Name: Oliver Thym Title:

Senior Secured Loan Agreement

SCHEDULE 1.01A

COMMITMENTS

Lender	Commitment	Amount
GSLP I OFFSHORE HOLDINGS FUND A, L.P,	30.5350823148%	$152,675,411.57
GSLP I OFFSHORE HOLDINGS FUND B, L.P.	30.5350823148%	$152,675,411.57
GSLP I OFFSHORE HOLDINGS FUND C, L.P.	30.5350823148%	$152,675,411.57
GSLP ONSHORE HOLDINGS FUND, L.L.C.	8.3947530556%	$41,973,765.29

Total	100%	$500,000,000

SCHEDULE 5.08

OWNERSHIP OF PROPERTY

None.

2

SCHEDULE 5.09(B)

ENVIRONMENTAL MATTERS

None.

3

SCHEDULE 5.09(D)

ENVIRONMENTAL ACTIONS

None.

4

SCHEDULE 5.10

TAXES

None.

5

SCHEDULE 5.11(A)

ERISA COMPLIANCE

None.

6

SCHEDULE 6.13(A)

CERTAIN COLLATERAL DOCUMENTS

Dutch law notarial deed of amendment relating to (i) the pledge of shares dated 9 August 2006 made between VNU Intermediate Holding B.V. as Pledgor, Citibank N.A. as Pledgee and Nielsen Holding and Finance B.V. as the Company (all as defined therein); (ii) the pledge of shares dated 9 August 2006 made between Nielsen Holding and Finance B.V. as Pledgor, Citibank N.A. as Pledgee and VNU International B.V. (all as defined therein), (iii) the intercompany receivables pledge dated 9 August 2006 made between, amongst others, The Nielsen Company B.V. (formerly known as VNU Group B.V.), VNU Intermediate Holding B.V., Nielsen Holding and Finance B.V. (formerly known as VNU Holding and Finance B.V.) and VNU International B.V. as Pledgors and Citibank, N.A. as Pledgee (all as defined therein); and (iv) the intercompany receivables pledge date 13 February 2009 made between AGB Nielsen Media Research B.V. as the Pledgor and Citibank, N.A. as the Pledgee (all as defined therein).

7

SCHEDULE 9.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

Administrative Agent’s Address:

Goldman Sachs Lending Partners LLC

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention: Sandra Guillen

Fax: (212) 357-4597

Collateral Agent’s Address:

Citibank, N.A.

390 Greenwich Street, 1st Floor

New York, New York, 10013

Attention: Neil Mahon

Telecopy: (646) 291-1629

Email: comelius.p.mahon@citigroup.com

Borrowers’ Address:

Nielsen Finance LLC

770 Broadway

New York, NY 10003

Attention: David Berger

Telephone: 1-646-654-5057

Facsimile: 1-646-654-5001

dberger@vnuinc.com

With copies to:

O’Melveny & Myers LLP

Seven Times Square

New York, New York 10036

Attention: Gregory Ezring, Esq.

Telephone: (212) 326-2000

Facsimile: (212) 326-2061

8